Exhibit 99.1

Dr. Gerald Cysewski, Chairman, President and CEO of Cyanotech Talks to The Wall Street Transcript

Monday, December 6

NEW YORK—(BUSINESS WIRE)—Dec. 6, 2004—The Wall Street Transcript has published an in-depth interview with Dr. Gerald Cysewski, Chairman, President and CEO of Cyanotech in which he talks at length about the Company.

The entire 2,500 word interview is available free online at http://www.twst.com/ceos.htm

Cyanotech Corporation, a world leader in microalgal technology, produces high-value natural products from microalgae and is the world’s largest commercial producer of natural astaxanthin (pronounced “astazan- thin”) from microalgae. Products include BioAstin® natural astaxanthin, a powerful antioxidant with expanding applications as a human nutraceutical; NatuRose® natural astaxanthin for the aquaculture and animal feed industries; Spirulina Pacifica®, a nutrient-rich dietary supplement; and phycobiliproteins, which are fluorescent pigments used in the immunological diagnostics market. Spirulina Pacifica and BioAstin are sold directly online through the Company’s website, www.nutrex-hawaii.com, as well as through resellers in over 30 countries worldwide.

In describing the Company’s product development Dr. Cysewski states “Microalgae represent the frontier of an untapped natural resource and Cyanotech is pioneering the technology to tap that resource. Not only is it possible to produce nutraceuticals and feed supplements from microalgae, but we see a day when even pharmaceuticals could be produced by microalgae. The implications are vast.”

Regarding the market in which the company operates Dr. Cysewski states, “We’re examining a number of other microalgae for potential new products and applications. We see a market expanding to include such areas as personal care products, cosmetics, suncare products, general health supplements and sports nutrition.”

In describing the Company’s strategy Dr. Cysewski states “Our strategy for the next three years is first of all to focus on business-to-business sales, working with large supplement and animal feed companies in the US and throughout the world that will incorporate our high quality products into their products.”

The Wall Street Transcript does not endorse the views of any interviewees nor does it make stock recommendations. For subscription information call 800/246-7673.

Contact:
Corporation:	Investors and Media:
Cyanotech Corporation	Guerrant Associates
Jeffrey H. Sakamoto	Laura Guerrant
(808) 326-1353	(808) 882-1467
jsakamoto@cyanotech.com	lguerrant@guerrantir.com